Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR SERVICES AGREEMENT ("Agreement") is made as of the 1st day of September, 2016 and effective as of the 1st day of October, 2016 (the “Effective Date”), by and between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION ("CFC") of 20701 Cooperative Way, Dulles, VA 20166, and S L Lilly & AssociatEs, LLC ("Contractor").

1. Retention and Description of Services. CFC hereby retains Contractor to provide consulting services described on the Statement of Work attached hereto as Exhibit A (“Services”).

2. Term of Agreement. Contractor's Services shall be available to CFC from the Effective Date and shall continue until the termination date set forth on Exhibit A. The parties may extend the term of this Agreement only by mutual written agreement.

3. Compensation. CFC agrees to pay Contractor a monthly retainer fee (including a pro rata payment for the portion of the month in which this Agreement is terminated) in connection with the Services as set forth on Exhibit A hereto, payable in arrears within two weeks of the end of the month for which payment is made. In accordance with and subject to Paragraph 6 below, Contractor may also submit an itemized list of and receipts for pre-approved expenses for reimbursement. Contractor understands and agrees that, other than the compensation or amounts described in Paragraphs 3 and 6, no other compensation or amounts will be provided, due, or owed to Contractor for the Services, under this Agreement or otherwise.

4. Relationship of the Parties; Independent Contractor Status. It is understood that Contractor is an independent contractor and is not an employee, agent, partner, affiliate or representative of CFC, and nothing in this Agreement shall create or imply a partnership, agency, affiliate, or employment relationship. Contractor shall not hold itself out to the public as an employee, agent, partner, affiliate or representative of CFC. Contractor does not have the authority to and will not bind CFC in any way or incur any obligation on behalf of CFC, except as expressly authorized in writing by CFC.

Contractor shall perform the Services in a careful, expeditious, timely, professional and workmanlike manner, and the services shall be performed by persons experienced in the applicable profession, trade or skill. Contractor shall perform the Services to the standards and specifications required by CFC.

Contractor shall have the sole and exclusive right and responsibility to control, and to determine the method and manner of, Contractor’s performance of the Services.

Contractor is not a CFC employee and will not be treated as a CFC employee for federal, state or local tax purposes, including, but not limited to, unemployment compensation, workers’ compensation taxes, or for any other purpose. The parties intend that Contractor shall pay and be solely responsible for all contributions, taxes and assessments on payrolls or other charges under any applicable federal, state and local laws. CFC is not responsible for providing insurance coverage for Contractor including, but not limited to, the types of coverage listed below in this paragraph 4. If Contractor so determines, in its sole discretion, that any such coverage or other types of coverage is needed, then Contractor is responsible, where necessary, to secure, at Contractor’s sole cost, professional and general liability insurance, workers’ compensation insurance, disability benefits insurance, health insurance, and any other insurance as may be required by law or by this Agreement. Nothing in this Agreement shall entitle Contractor to participate in or accrue benefits under any plan of CFC relating to pension, thrift, education, vacation, retirement, or any other statutory common law or other benefit generally granted to employees of CFC. Contractor represents that it has complied with any federal, state, or local laws regarding business permits, certificates, and licenses required to perform the Services.

5. Tax Duties and Responsibilities. Contractor is solely responsible for the payment of all required taxes, whether federal, state or local in nature, including, but not limited to, payroll taxes, income taxes, social security taxes, federal unemployment compensation taxes and any other fees, charges, licenses, or other payments required by law.

6. Reimbursement of Travel Expenses; Disbursements. In addition to the compensation provided in Paragraph 3 above, CFC will reimburse Contractor for all authorized expenses incurred by Contractor for coach class travel required in connection with the furnishing of Services under this Agreement. CFC will also reimburse Contractor for all reasonable, actual out-of-pocket expenses, costs and disbursements incurred on CFC's behalf. Reimbursement of travel expenses and disbursements shall be made on the basis of itemized statements submitted by Contractor and including, whenever possible, actual bills, receipts, or other evidence of expenditures. All travel and expenses must be approved in advance by CFC in order to be covered by this paragraph.

7. Ownership of Prepared Information. All reports, reviews, presentations, recommendations, improvements, methods, or processes, in whatever medium or format, including but not limited to data, specifications, records, reports, summaries, research, intellectual property, or other information (herein collectively referred to as "Information"), originated, conceived, constructed, or prepared by or for Contractor (either solely or jointly with others) in contemplation of, or in the course of, or as a result of, Services performed hereunder, is the sole property of CFC whether or not such Information is conceived during the time the services are performed or billed by Contractor. Contractor hereby assigns to CFC its entire right, title and interest, if any, to all Information, and agrees to do all acts and execute all documents necessary to vest ownership in CFC of all Information. CFC shall have the exclusive right to copy, publish, perform, use, exploit, advertise, and exhibit all Information, and to authorize others to do so, in any and all media (whether known or unknown or hereafter devised) in CFC’s sole discretion. Upon the termination or expiration of this Agreement for any reason, Contractor will promptly deliver to CFC all Information, whether or not completed, as of the effective date of termination or expiration, including drafts and copies thereof.

8. Indemnification. CFC hereby indemnifies and agrees to hold harmless, and defend Contractor and Steven Lilly, individually (each an “Indemnitee”) for, from and against all claims, damages, losses, liabilities, costs, and expenses (including without limitation, costs and expenses of litigation and reasonable attorneys’ fees) arising from any claim or demand in respect of this Agreement and the services provided by Contractor under this Agreement and arising at any time, excepting any such matters arising solely from the gross negligence or willful misconduct of Contractor or any Indemnitee. Notwithstanding anything to the contrary contained herein, the obligations of CFC in this Section shall survive the termination of this Agreement.

9. Access to Information; Confidentiality; Return of Property.

(a) CFC agrees to furnish Contractor with reasonable access to information, and all accurate and current data which Contractor deems appropriate in connection with rendering services pursuant to this Agreement. In the course of the performance of Contractor's duties, it is expected that Contractor will receive or have access to information that relates to CFC's past, present or future products, research, development, pricing policies, operational methods, marketing plans and strategies, business plans, trade secrets, and other business affairs (collectively, the "Confidential Information"). Contractor agrees that all Confidential Information shall be considered proprietary and further agrees that without CFC's express written authorization, it shall not disclose any Confidential Information to any third person or entity, unless Contractor is required to disclose such Confidential Information by a subpoena, court order, judicial decree or in a judicial or administrative proceeding (provided that Contractor shall immediately notify CFC of such a request), nor shall Contractor use any Confidential Information in any way, without the written consent of CFC, except as required in the course of Contractor's engagement. All files, papers, records, documents, drawings, specifications, equipment and similar items (including any photocopies of any of the above) relating to the business of CFC or its affiliates, whether prepared by Contractor or otherwise coming into Contractor's possession, shall at all times remain the exclusive property of CFC and its affiliates, and shall be delivered to CFC promptly upon CFC's request on or prior to the termination of this Agreement.

(b) Contractor agrees that all files, letters, memoranda, reports, records or other data, and all tangible property of CFC which shall come into Contractor's custody or possession during the term of this Agreement shall be used by Contractor only in the performance of Contractor's duties hereunder. All such materials or copies thereof and all tangible property of CFC in the custody or possession of Contractor shall be delivered to CFC upon termination or expiration of this Agreement.

10. Binding Effect and Assignment. The provisions hereof shall be binding upon and shall inure to the benefit of Contractor and CFC, and any respective successors and assigns. Contractor shall not assign this Agreement nor assign the responsibilities hereunder, in whole or in part, without the prior written consent of CFC.

11. Amendment. Neither this Agreement nor any term or provision hereof may be waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the waiver, discharge or amendment is sought. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

12. Notice. Any notice to be given hereunder by either party to the other, shall be in writing and shall be deemed given when (a) personally delivered, (b) the first business day after deposit with any nationally recognized overnight carrier that routinely issues receipts, or (c) on the third business day after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in this first paragraph of this Agreement. Except as may be changed in accordance with this Section 12, Contractor’s address for purposes of notice hereunder shall be the address on file for Steven Lilly with CFC as of the date of this Agreement. If either party changes its address during the term herein, it shall so advise the other party in writing as herein provided and any notice thereafter required to be given shall be addressed to such new address. For purposes of this Agreement, the term “in writing” includes an email communication from the sending party to the known email address of the receiving party.

13. General Terms and Conditions.

(a)	Compliance with Laws. Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances in its performance pursuant to this Agreement. In particular and without limitation, Contractor will comply with federal, state and local labor and employment laws applicable to any individual performing Services for CFC under this Agreement, including the Immigration Reform and Control Act of 1986 and the Internal Revenue Code (the “Code”).

(b)	Survival. The provisions of Paragraphs 5 (Tax Duties and Responsibilities), 7 (Ownership of Prepared Information), 9 (Access to Information; Confidentiality; Return of Property) and 13 (General Terms and Conditions) shall survive termination or expiration of this Agreement.

(c)	Severability. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly, to effectuate the essential intent and purposes of this Agreement.

(d)	Entire Agreement. This Agreement constitutes the entire Agreement between CFC and Contractor with respect to their independent contractor relationship. Any modifications to this Agreement shall be in writing and shall be signed by the parties hereto.

(e)	Governing Law; Venue. The construction, interpretation, validity and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia, excluding the choice of law provisions thereof. Contractor and CFC agree to submit to the exclusive jurisdiction of the state and federal courts with jurisdiction over Sterling, Virginia with respect to any legal proceedings arising out of this Agreement; provided that, to the extent applicable, each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial for any legal proceedings based upon or arising out of this Agreement

(f)	Authorization. Each party hereby represents and warrants that the individual executing this Agreement on behalf of such party is authorized to do so by requisite corporate or entity action and agrees upon request to deliver to the other party reasonable evidence to such effect.

(g)	Counterparts. This Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument. An executed counterpart of this Agreement that is delivered by facsimile or that is scanned to portable document format (pdf) and delivered electronically will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By: /s/ John T. Evans

Printed Name: John T. Evans

Title: Executive Vice President and Chief Operating Officer

S L Lilly & AssociatEs, LLC

/s/ Steven Lilly

By: Steven Lilly

Its: President

Exhibit A

Statement of Work

1. The termination date of the Agreement shall be October 1, 2017.

2. Contractor shall perform the following services:

Provide information, advice, and other assistance as needed with respect to post-closing matters, including price adjustments, escrow settlement and potential indemnification claims, in connection with CFC’s sale of Caribbean Asset Holdings (“CAH”) pursuant to that certain Purchase Agreement, dated as of September 30, 2015, by and among CFC, CAH, ATN VI Holdings, LLC and ATN International, Inc., as amended, in order to minimize CFC’s indemnification obligations, if any, and maximize the distribution of funds from the escrow account paid to CFC.

3. Contractor shall be paid $17,500 per month during the term of the Agreement.

4. Except as may be set forth in any written notice delivered to Contractor subsequent to the date of the Agreement, only John Evans is authorized to initiate requests for the services or any product deliverables.

5. Contractor agrees to perform such services with diligence and promptness and to perform the services to the satisfaction of CFC and professional standards in Contractor’s field; and to comply, at its own expense, with the terms of the Agreement.